As filed with the Securities and Exchange
Commission on February 10, 2000                Registration No. 333-____________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                      RARE HOSPITALITY INTERNATIONAL, INC.
               (Exact name of issuer as specified in its charter)

        Georgia                                         58-1498312
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                                8215 Roswell Road
                                  Building 600
                             Atlanta, Georgia 30350
               (Address of Principal Executive Offices) (Zip Code)

                                 ---------------

                      RARE HOSPITALITY INTERNATIONAL, INC.
                             FUTURECOMP SERVICE PLAN
                            (Full title of the Plan)

                                 ---------------

                              PHILIP J. HICKEY, JR.
                            CHIEF EXECUTIVE OFFICER
                      RARE Hospitality International, Inc.
                                8215 Roswell Road
                                  Building 600
                             Atlanta, Georgia 30350
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                    COPY TO:

                              JOIA M. JOHNSON, ESQ.
                               VICE PRESIDENT AND
                                 GENERAL COUNSEL
                      RARE Hospitality International, Inc.
                                8215 Roswell Road
                                  Building 600
                             Atlanta, Georgia 30350
                                 (770) 399-9595

                                 ---------------


                          CALCULATION OF REGISTRATION FEE

===============================================================================================
                                           Proposed      Proposed Maximum
 Title of Securities     Amount to be      Maximum          Aggregate            Amount of
  to be Registered        Registered    Offering Price    Offering Price        Registration
                                        Per Obligation                              Fee
-----------------------------------------------------------------------------------------------
Deferred Compensation     $5,000,000         100%           $5,000,000             $1,320
   Obligations (1)
===============================================================================================

         (1) The Deferred Compensation Obligations are unsecured obligations of RARE Hospitality International, Inc. to pay deferred compensation in the future in accordance with the RARE Hospitality International, Inc. FutureComp Service Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         RARE Hospitality International, Inc. (the "Corporation") hereby incorporates by reference into this Registration Statement the following documents:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 27, 1998.

         (b)      All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 27, 1998.

         All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.      DESCRIPTION OF SECURITIES.

         Under the RARE Hospitality International, Inc. FutureComp Service Plan (the "Plan"), eligible employees of the Corporation and its affiliates that participate in the Plan (each a "Participating Company") have the opportunity to defer a portion of his or her compensation. The obligations of the Corporation to provide benefits to its employees under such agreements (the "Obligations") will be unsecured general obligations of the Corporation to pay the deferred compensation in the future in accordance with the terms of the Plan. The right of the Corporation, and therefore the right of creditors of the Corporation (including participants in the Plan), to participate in the distribution of the assets of any subsidiary or affiliate of the Corporation upon its liquidation or reorganization or otherwise is necessarily subject to the claims of creditors of the subsidiary or affiliate, except to the extent that claims of the Corporation itself as a creditor of the subsidiary or affiliate may be recognized. The Corporation is liable solely for the payment of Obligations in respect of compensation deferred by each participating employee (each a "Participant") employed by the Corporation; all other benefits payable under the Plan are the general unsecured obligations of the Participating Company employing the Participant to whom the benefits are owed.

         The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on deferral elections submitted by each Participant. The Participating Company will provide matching contributions in respect of compensation deferred. Each Obligation will be payable on dates selected by the Participant in accordance with the terms of the Plan. The Obligations are denominated and payable in United States dollars.

         The value of the Obligations will be based on the investment return generated by hypothetical investment options chosen by each Participant. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected hypothetical investments, including any appreciation or depreciation.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant. However, the Corporation reserves the right to amend or terminate the Plan at any time, provided that no amendment or termination shall reduce the vested balance credited to each Participant's account immediately before such amendment or termination.

         The Obligations are not convertible into another security of the Corporation. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Corporation. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Inapplicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the Corporation's Bylaws, as amended, and indemnification agreements between the Corporation and each of its officers and directors, the Corporation is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and reasonable expense incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Corporation. The Corporation is also obligated to pay the reasonable expenses of the directors and officers incurred in defending such proceeding if the indemnified party agrees to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

         In addition, the Corporation's Amended and Restated Articles of Incorporation, as amended, provide that the Corporation's directors shall not be liable to the Corporation or its shareholders for monetary damages for breach of a director's fiduciary duty as a director to the Corporation and its shareholders except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Georgia law. In addition, each director continues to be subject to liability for monetary damages for misappropriation of any corporate opportunity in violation of the director's duties, for acts or omissions involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for distributions (including payment of dividends or stock repurchases or redemptions) that are unlawful under Georgia law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         The Corporation maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against the directors and officers of the Corporation for a wrongful act that they may become legally obligated to pay or for which the Corporation is required to indemnify the directors or officers. The Corporation believes that its Articles of Incorporation and By-law provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Inapplicable.

ITEM 8.  EXHIBITS.

         The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.       Description
-----------       -----------

     5            Opinion of Mazursky & Dunaway, LLP.

     23.1         Consent of Mazursky & Dunaway, LLP (included in Exhibit 5).

     23.2         Consent of KPMG LLP.

     24           Power of Attorney (see signature pages to this Registration
                  Statement).

ITEM 9.  UNDERTAKINGS.

         (a)      The Corporation hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of January, 2000.


                             RARE HOSPITALITY INTERNATIONAL, INC.



                             By:   /s/ Philip J. Hickey, Jr
                                   --------------------------------------------
                                   Philip J. Hickey, Jr.
                                   Chief Executive Officer and Director
                                   (Principal Executive Officer)


                             By:   /s/ W. Douglas Benn
                                   --------------------------------------------
                                   W. Douglas Benn
                                   Chief Financial Officer
                                   (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Philip J. Hickey, Jr. and W. Douglas Benn, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 31st day of January, 2000.


/s/ George W. McKerrow, Jr.              Chairman and Director
----------------------------------
George W. McKerrow, Jr.



/s/ Philip J. Hickey, Jr.                Chief Executive Officer and Director
----------------------------------
Philip J. Hickey, Jr.



/s/ George W. McKerrow, Sr.              Director
----------------------------------
George W. McKerrow, Sr.

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

/s/ Ronald W. San Martin                 Director
----------------------------------
Ronald W. San Martin



/s/ John G. Pawly                        Director
----------------------------------
John G. Pawly



/s/ Don L. Chapman                       Director
----------------------------------
Don L. Chapman



/s/ Lewis H. Jordan                      Director
----------------------------------
Lewis H. Jordan

                                  EXHIBIT INDEX



Exhibit No.                            Description
-----------                            -----------

    5                        Opinion of Mazursky & Dunaway, LLP

    23.1                     Consent of Mazursky & Dunaway, LLP (included in
                             Exhibit 5)

    23.2                     Consent of KPMG LLP

    24                       Power of Attorney (included as part of
                             signature page)